Exhibit 99.1
Novocure Announces Preliminary Full Year and Fourth Quarter 2025 Performance and Provides Company Update

Preliminary full year 2025 net revenues of $655 million and fourth quarter net revenues of $174 million

Novocure to present at the 44th Annual J.P. Morgan Healthcare Conference at 9:45 a.m. PST on Wednesday, January 14, 2026

BAAR, Switzerland – Novocure (NASDAQ: NVCR) today reported preliminary unaudited financial and operational results for the quarter and full year ended December 31, 2025. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“Novocure exits 2025 having achieved record annual revenue, providing the financial strength to execute on the exciting growth opportunities we have in 2026,” said Frank Leonard, CEO, Novocure. “We have built the team and capabilities to support multiple product launches in the coming year while ensuring the company is on a clear path to profitability.”

Financial updates for the year and fourth quarter ended December 31, 2025*:

•Total preliminary net revenues for the year were $655.4 million, an increase of 8% compared to the prior year.
•Total preliminary net revenues for the fourth quarter were $174.4 million, an increase of 8% compared to the same period in 2024.
◦The U.S., Germany, France and Japan contributed $101.6 million, $21.6 million, $20.5 million and $10.2 million in net revenue, respectively, with other active markets contributing $15.8 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.6 million.
◦Recognized revenue from Optune Lua® in the quarter was $3.5 million, including $2.4 million from non-small cell lung cancer (NSCLC) and $1.1 million from malignant pleural mesothelioma (MPM).
•Cash, cash equivalents and short-term investments were $448.3 million as of December 31, 2025, after repayment of $561 million of convertible notes at maturity in November 2025.

Operational updates for the year and fourth quarter ended December 31, 2025:

•As of December 31, 2025, there were 4,620 total active patients on TTFields therapy globally.
•Optune Gio®
◦1,609 Optune Gio prescriptions for the treatment of glioblastoma (GBM) were received in the quarter, an increase of 6% from the same period in 2024. The U.S., Germany, France and Japan contributed 950; 178; 197

Exhibit 99.1
and 139 prescriptions, respectively, with the remaining 145 prescriptions received from other active markets.
◦As of December 31, 2025, there were 4,464 active Optune Gio patients on therapy, an increase of 9% from the same period in 2024. The U.S., Germany, France and Japan contributed 2,251; 623; 509 and 542 Optune Gio active patients, respectively, with the remaining 539 active patients contributed by other active markets.
•Optune Lua®
◦145 total prescriptions for Optune Lua were received in the quarter.
◦118 Optune Lua prescriptions were received for the treatment of NSCLC. The U.S., Germany and France contributed 87; 29 and 1 prescriptions, respectively, with the remaining 1 prescription received from other active markets.
◦27 Optune Lua prescriptions were received for the treatment of MPM. The U.S. and Germany contributed 10 and 16 prescriptions, respectively, with the remaining 1 prescription received from other active markets.
◦As of December 31, 2025, there were 122 active Optune Lua patients on therapy for the treatment of NSCLC. The U.S. and Germany contributed 102 and 19 active patients, respectively, with the remaining 1 active patient contributed by other active markets.
◦As of December 31, 2025, there were 34 active Optune Lua patients on therapy for the treatment of MPM. The U.S. and Germany contributed 8 and 24 active patients, respectively, with the remaining 2 active patients contributed by other active markets.
•In Q1 2026, Novocure intends to stop reporting new prescriptions received in indications which have been commercially available for more than one year (GBM, MPM and NSCLC). Novocure will continue to report active patients on therapy segmented by product (Optune Gio, Optune Lua) and material market

Fourth quarter and recent updates and achievements:

•In December, Novocure announced the appointment of Frank Leonard as Chief Executive Officer. Mr. Leonard previously served as Novocure’s President.
•In December, Novocure submitted the final module of its premarket approval (PMA) application to the U.S. Food and Drug Administration (FDA) for TTFields therapy use for the treatment of brain metastases from NSCLC.

Anticipated clinical and regulatory milestones:

•Topline data from the Phase 2 PANOVA-4 clinical trial in metastatic pancreatic cancer (Q1 2026). Topline data from the Phase 3 TRIDENT clinical trial in newly diagnosed GBM (Q2 2026).
•Decision by the U.S. FDA on the PMA application for the use of TTFields therapy for the treatment of locally advanced pancreatic cancer (Q2 2026).
•Decision by the U.S. FDA on the PMA application for the use of TTFields therapy for the treatment of brain metastases from NSCLC (Q4 2026).
•Complete enrollment in Phase 3 KEYNOTE D58 clinical trial in newly diagnosed GBM (Q4 2026).

Exhibit 99.1
Active Patients on Therapy

	December 31,
	2025			2024
	Optune Gio	Optune Lua	Total	Optune Gio	Optune Lua	Total
Active patients at period end (1)
United States	2,251	110	2,361	2,161	31	2,192
International markets:
Germany	623	43	666	564	11	575
France	509	—	509	426	—	426
Japan	542	—	542	420	—	420
Other international	539	3	542	506	7	513
International markets - Total	2,213	46	2,259	1,916	18	1,934

	4,464	156	4,620	4,077	49	4,126
(1) Optune Lua total includes both MPM and NSCLC active patients.

Fourth quarter and full year 2025 financial results conference call:

Novocure will host a conference call and webcast to discuss full year and fourth quarter 2025 financial results at 8:00 a.m. EST on Thursday, February 26, 2026. To access the conference call by phone, use the following conference call registration link and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

*The unaudited financial results and other data in this press release are preliminary and subject to the completion of the Company’s annual independent audit and final review and, therefore, are subject to adjustment.

Exhibit 99.1
About Novocure

Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer. Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and X (Twitter).

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 27, 2025, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Adam Daney
investorinfo@novocure.com

Media:
Catherine Falcetti
media@novocure.com

Exhibit 99.1
Important Safety Information for Optune Gio®

What is Optune Gio® approved to treat?
Optune Gio is a wearable, portable, FDA-approved device indicated to treat a type of brain cancer called glioblastoma multiforme (GBM) in adult patients 22 years of age or older.

Newly diagnosed GBM
If you have newly diagnosed GBM, Optune Gio is used together with a chemotherapy called temozolomide (TMZ) if:
•Your cancer is confirmed by your healthcare professional AND
•You have had surgery to remove as much of the tumor as possible

Recurrent GBM
If your tumor has come back, Optune Gio can be used alone as an alternative to standard medical therapy if:
•You have tried surgery and radiation and they did not work or are no longer working AND
•You have tried chemotherapy and your GBM has been confirmed by your healthcare professional

Who should not use Optune Gio?
Optune Gio is not for everyone. Talk to your doctor if you have:
•An implanted medical device (programmable shunt), skull defect (missing bone with no replacement), or bullet fragment. Optune Gio has not been tested in people with implanted electronic devices, which may cause the devices not to work properly, and Optune Gio has not been tested in people with skull defects or bullet fragments, which may cause Optune Gio not to work properly
•A known sensitivity to conductive hydrogels (the gel on the arrays placed on the scalp like the ones used on EKGs). When Optune Gio comes into contact with the skin, it may cause more redness and itching or may rarely cause a life-threatening allergic reaction

Do not use Optune Gio if you are pregnant or are planning to become pregnant. It is not known if Optune Gio is safe or effective during pregnancy.

What should I know before using Optune Gio?
Optune Gio should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Gio.
•Do not use any parts that did not come with the Optune Gio Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•If you have an underlying serious skin condition on the scalp, discuss with your doctor whether this may prevent or temporarily interfere with Optune Gio treatment

Exhibit 99.1
What are the possible side effects of Optune Gio?
Most common side effects of Optune Gio when used together with chemotherapy (temozolomide, or TMZ) were low blood platelet count, nausea, constipation, vomiting, tiredness, scalp irritation from the device, headache, seizure, and depression. The most common side effects when using Optune Gio alone were scalp irritation (redness and itchiness) and headache. Other side effects were malaise, muscle twitching, fall and skin ulcers. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneGio.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.

Important Safety Information for Optune Lua®

What is Optune Lua ® approved to treat?
Optune Lua is a wearable, portable, FDA-approved device used together with PD-1/PD-L1 inhibitors (immunotherapy) or docetaxel. It is indicated for adult patients with metastatic non-small cell lung cancer (mNSCLC) who have progressed on or after a platinum-based regimen.

Who should not use Optune Lua? Optune Lua for mNSCLC is not for everyone. Talk to your doctor if you have:
•An electrical implant. Use of Optune Lua together with electrical implants has not been tested and may cause the implanted device not to work properly
•A known sensitivity to gels like the gel used on electrocardiogram (ECG) stickers or transcutaneous electrical nerve stimulation (TENS) electrodes. In this case, skin contact with the gel used with Optune Lua may commonly cause increased redness and itching, and rarely may even lead to severe allergies such as a fall in blood pressure and difficulty breathing
•Do not use Optune Lua if you are pregnant or are planning to become pregnant. It is not known if Optune Lua is safe or effective during pregnancy.

What should I know before using Optune Lua?
Optune Lua should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Lua.
•Do not use any parts that did not come with Optune Lua Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•Please be aware that Optune Lua has a cord that plugs into an electrical socket. Be careful of tripping when it’s connected
•If you have an underlying serious skin condition where the transducer arrays are placed, discuss with your doctor whether this may prevent or temporarily interfere with Optune Lua treatment.

What are the possible side effects of Optune Lua?
The most common side effects of Optune Lua when used together with certain immunotherapy and chemotherapy drugs were dermatitis, pain in the muscles, bones,

Exhibit 99.1
or joints, fatigue, anemia, alopecia (hair loss), dyspnea, nausea, cough, diarrhea, anorexia, pruritus (itching), leukopenia, pneumonia, respiratory tract infection, localized edema (swelling), rash, pain, constipation, skin ulcers, hypokalemia (low potassium levels), hypoalbuminemia (low albumin levels), hyponatremia (low sodium levels), and dysphagia (difficulty swallowing).

Other potential adverse effects associated with the use of Optune Lua include treatment related skin irritation, allergic reaction to the adhesive or to the gel, overheating of the array leading to pain and/or local skin burns, infections at site where the arrays make contact with the skin, local warmth and tingling sensation beneath the arrays, medical device site reaction, muscle twitching, and skin breakdown/skin ulcer. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneLua.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.